Exhibit 99.1

Centrus Announces Commencement of Cash Tender Offer to Purchase Up To $60 million of Its Series B Senior Preferred Stock

BETHESDA, Md., October 19, 2020 /PRNewswire/ -- Centrus Energy Corp. (NYSE American: LEU) (“Centrus” or the “Company”) today announced that the Company is commencing today a tender offer to purchase up to $60 million of its Series B Senior Preferred Stock, par value $1.00 per share (the “Series B Preferred Shares”), at a price per Series B Preferred Share (inclusive of any rights to accrued but unpaid dividends) of $954.59, less any applicable withholding taxes. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,272.78 as of September 30, 2020. The tender offer will expire at 5:00 p.m., Eastern Standard Time, at the end of Tuesday, November 17, 2020, unless the offer is extended. Tenders of Series B Preferred Shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration time, in each case, in accordance with the procedures described in the tender offer materials. The Company intends to pay for the shares repurchased in the tender offer with available cash.

If more than $60 million of its Series B Preferred Shares are properly tendered and not properly withdrawn, Centrus will purchase shares tendered on a pro rata basis. Stockholders whose Series B Preferred Shares are purchased in the tender offer will be paid $954.59 in cash, less any applicable withholding taxes, for each share (inclusive of any rights to accrued but unpaid dividends) after the expiration of the tender offer. As of September 30, 2020, there were 104,574 Series B Preferred Shares outstanding, with an aggregate liquidation preference of approximately $133.1 million or approximately $1,272.78 per share, consisting of (i) approximately $104.6 million original liquidation preference and (ii) approximately $28.5 million of cumulative accrued unpaid dividends.

D.F. King & Co., Inc. is serving as information agent for the tender offer and Computershare Trust Company, N.A. is serving as the depositary for the tender offer. Once commenced, please direct all questions relating to the tender offer to the information agent, D. F. King & Co., Inc. toll-free at (866) 864-7964; banks and brokers may call D.F. King at (212) 269-5550, or via e-mail at centrus@dfking.com.

The tender offer will not be contingent upon the receipt of financing or any minimum number of Series B Preferred Shares being tendered. However, the tender offer is subject to a number of other terms and conditions, which will be described in detail in the offer to purchase for the tender offer. Specific instructions and a complete explanation of the terms and conditions of the tender offer will be contained in the offer to purchase, the related letter of transmittal and other related materials, which will be mailed to stockholders of record promptly after commencement of the tender offer.

While the Centrus’s Board of Directors has authorized the Centrus to make the tender offer, neither Centrus, its board of directors, the depository, nor the information agent makes any recommendation as to whether to tender or refrain from tendering Series B Preferred Shares. Centrus has not authorized any person to make any such recommendation. Stockholders must make their own decision as to whether to tender their Series B Preferred Shares and, if so, how many Series B Preferred Shares to tender. In doing so, stockholders should consult their own financial and tax advisors and read carefully and evaluate the information in the tender offer documents, when available.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only. This communication is not a recommendation to buy or sell Centrus Series B Preferred Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Centrus Series B Preferred Shares or any other securities. Centrus has filed a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the “SEC”). The Offer is only made pursuant to the offer to purchase, letter of transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Offer. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that Centrus has filed with the SEC at the SEC’s website at www.sec.gov or from Centrus’website at www.centrusenergy.com or from the information agent for the tender offer.

About Centrus

Centrus is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources – helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal.

With world-class technical capabilities, Centrus offers turnkey engineering and advanced manufacturing solutions to its customers. The Company is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. In this context, forward-looking statements mean statements related to future events, and often contain words such as "expects", "anticipates", "intends", "plans", "believes", "will", "should", "could", "would" or "may" and other words of similar meaning. These statements include statements regarding the terms and timing of completion of the tender offer, including acceptance of purchase of the Series B Preferred Shares and the expected expiration time and the satisfaction or waiver of certain conditions to the tender offer. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular risks and uncertainties that could cause results to differ from those expressed in these financial statements include conditions in financial markets, response by Series B Preferred holders to the tender offer and other factors described in the Company’s filings with the Securities and Exchange Commission. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should be not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this release, except as required by law.

Centrus Investor Contacts:

Investors: Dan Leistikow (301) 564-3399 or LeistikowD@centrusenergy.com
Media: Lindsey Geisler (301) 564-3392 or GeislerLR@centrusenergy.com